UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 28, 2019

IMH Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52611	23-1537126
(Commission File Number)	(IRS Employer Identification No.)

7001 N. Scottsdale Rd., Suite # 2050 Scottsdale, Arizona	85253
(Address of Principal Executive Offices)	(Zip Code)

480-840-8400
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Replacement of Series B-2 Director:

On October 28, 2019, JPMorgan Chase Funding, Inc. (“JPM Funding”), in its capacity as the holder of all of the Series B-2 Cumulative Convertible Preferred Stock of IMH Financial Corporation (the “Company”), elected Daniel Rood, Executive Director of JPM Funding, to serve on the Company’s board of directors pursuant to rights granted to JPM Funding under the Second Amended and Restated Certificate of Designation of the Series B-1 Cumulative Convertible Preferred Stock, Series B-2 Cumulative Convertible Preferred Stock, and Series B-3 Cumulative Convertible Preferred Stock, as amended, replacing Chadwick Parson as the Series B-2 Director following Mr. Parson’s departure from JPMorgan & Co. and the appointment of Mr. Parson as Chief Executive Officer and Chairman of the Board of Directors of the Company. In addition to serving on the Board of Directors of the Company, Mr. Rood will serve on its Investment Committee.

Resignation of Co-Chairman of the Board and Termination of Interim-CEO Consulting Services Agreement:

As previously reported, pursuant to a Termination of Employment Agreement, Release and Additional Compensation Agreement between Lawrence D. Bain and the Company, dated as of April 11, 2019,  Mr. Bain was appointed to fill a vacancy on the Board of Directors effective as of July 25, 2019, (created when Mr. Bain’s employment terminated) and to serve as co-Chairman of the Board and interim Chief Executive Officer of the Company for a ninety (90) day period commencing on the Effective Date, subject to automatic thirty (30) day renewals unless otherwise terminated by the parties pursuant to the Consulting Services Agreement dated July 25, 2019. Effective October 31, 2019, Mr. Bain resigned from the Company’s Board of Directors and his Consulting Services Agreement was terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 1, 2019

IMH FINANCIAL CORPORATION

By:	/s/ Chadwick Parson
Chadwick Parson Chief Executive Officer

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